Exhibit 6.9

GLOBALTECH HOLDINGS, INC.

116 Lakewood Drive, Thomaville, Georgia 31792

TERMS AND CONDITIONS FOR EMPLOYMENT OF
ORMAND E. HUNTER, SECRETARY/VICE CHAIRMAN OF THE BOARD

FEBRUARY 12TH, 2016

1. As of the date of this document, the Board hereby extends and approves the employment of as SECRETARY/VICE CHAIRMAN OF THE BOARD to, Ormand E. Hunter, Jr., who hereby accepts the position of SECRETARY/VICE CHAIRMAN OF THE BOARD of Directors of GLOBALTECH HOLDING, INC., signified by the attached form, "ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTOR OF GLOBALTECH HOLDING, INC., Michael D. Hayes" (See attached). Mr. Hunters signature at the bottom of this document is his formal agreement and acceptance of the terms listed below.

2.  The new SECRETARY/VICE CHAIRMAN OF THE BOARD (herein after SECRETARY/VICE CHAIRMAN OF THE BOARD) shall discharge all the normal duties of his position as required to maintain sound business practices and to insure the ongoing operation and profitability of the company for all shareholders. These duties would include, but are not exclusive to, maintaining the corporate records and filings with the SEC, Hold Board Meetings as required, Appoint Officers of the Corporation, Handle all financial transactions of the company, Develop business initiatives, etc...

3.  The initial term of this agreement is for a period of 3 years with consecutive terms to be negotiated per Board approval. The Board of GLBH (herein after referred to as "the Board") may not terminate this Employment Contract without incurring additional charges for cancellation or early termination. This agreement will stand for Thirty Six Months (36). The Board of GLBH shall provide the SECRETARY/VICE CHAIRMAN OF THE BOARD written notice of any such termination which must be accepted by the signature of the SECRETARY/VICE CHAIRMAN OF THE BOARD. The Board will pay all legal fees for all parties involved if there is an early termination. SECRETARY/VICE CHAIRMAN OF THE BOARD may terminate its provision of services under these terms and conditions without liability at any time upon written notice to the Board.

4.  It is understood by the SECRETARY/VICE CHAIRMAN OF THE BOARD that his salary will start upon the date listed above, but, payment of such salary will accrue as an accounts payable for GLBH until successful funding from the sale of stock or business loans can be achieved. At which time, SECRETARY/VICE CHAIRMAN OF THE BOARD may choose to take the back pay in a lump sum or choose to take stock in any monetary designation he may choose up to the full amount of his accrued monetary compensation. If the SECRETARY/VICE CHAIRMAN OF THE BOARD exercises the option of stock for value, the Board agrees to a 2 for 1 value for all accrued salary. Thereafter, all subsequent salary shall be paid one month in advance. All such payments shall be based on SECRETARY/VICE CHAIRMAN OF THE BOARD providing GLBH all the duties listed above at a monthly fee of Twenty Five Thousand Dollars ($ 25,000). The Board understands and agrees that SECRETARY/VICE CHAIRMAN OF THE BOARD shall provide no services in any month without payment in advance unless a security is agreed upon. Therefore, once funding has taken place, SECRETARY/VICE CHAIRMAN OF THE BOARD has the right to exchange stock for any late payment at a multiple of 3X value, if he so desires, without Board approval. If this option is exercised, the SECRETARY/VICE CHAIRMAN OF THE BOARD will provide to the Board and CFO documentation of any such action on his part to properly make the accounting accurate for the company.

5.  It is understood by the SECRETARY/VICE CHAIRMAN OF THE BOARD that he will also receive an annual stock option of 100,000 shares of stock at a nominal value of .01 per share, to be exercised at his discretion for full market value. The option will be due and payable by the corporation on the first of the month of his engagement. Un-excercised options by the SECRETARY/VICE CHAIRMAN OF THE BOARD shall not expire or be effected by termination of this agreement. If terminated, the accrued options shall be issued as stock certificates to the SECRETARY/VICE CHAIRMAN OF THE BOARD for exercise at his discretion or the value of these options may also be monetized and paid to the SECRETARY/VICE CHAIRMAN OF THE BOARD by the corporation at his discretion at current market value at the time of termination.

6.  The Board shall reimburse SECRETARY/VICE CHAIRMAN OF THE BOARD for all Board pre-approved travel and out-of-pocket expenses. Upon request, SECRETARY/VICE CHAIRMAN OF THE BOARD shall provide receipts or other documentation for such travel and out-of-pocket expenses upon request. The Board agrees to reimburse SECRETARY/VICE CHAIRMAN OF THE BOARD for any costs incurred as a result of any collection activity, including but not limited to, reasonable attorney's fees.

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7.  The Board hereby grants full authority to the SECRETARY/VICE CHAIRMAN OF THE BOARD for the purpose of carrying on the normal business affairs of GLBH on behalf of the Board and it's shareholders. This authority extends to all legal and ethical activities which the SECRETARY/VICE CHAIRMAN OF THE BOARD sees fit to perform for the benefit of the shareholders of GLBH.

8.  SECRETARY/VICE CHAIRMAN OF THE BOARD Indemnification:

(a)     The Board shall indemnify, defend and hold harmless SECRETARY/VICE CHAIRMAN OF THE BOARD for and against any and all claims, losses, damages and causes of action that result from the Boards breach of these terms and conditions or for the negligent or intentional acts of the Board.

(b)     The aggregate liability for any damages (that being losses or damages, interests and costs) in connection with the engagement, its subject matter or any report prepared pursuant to it will be limited to the amount of fees not paid for at the time of the event giving rise to a claim as well as the balance of the engagement. SECRETARY/VICE CHAIRMAN OF THE BOARD will rely on information and data provided by the Board and will not be responsible for any claim arising from any fraud, misrepresentation or default on the part of the Board NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THE SECRETARY/VICE CHAIRMAN OF THE BOARD BE LIABLE TO THE BOARD FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOST PROFITS, EVEN IF SUCH WAS, OR MAY HAVE BEEN, FORESEEABLE.

9.  These terms and conditions shall be governed by the laws of the State of Georgia and any and all claims or causes of action shall be brought in the federal or state courts of Thomas County, Georgia, USA or as deemed by the SECRETARY/VICE CHAIRMAN OF THE BOARD who may choose arbitration.

10.  Only a written amendment signed by both parties may modify or change these terms and conditions. These terms and conditions supersede all prior agreements and understandings, whether written or oral.

Each party represents that the person signing on its behalf below, or by proxy, has full authority to bind such party to these terms and conditions.

AGREED:

GLOBALTECH HOLDINGS, INC.	Ormand E. Hunter, Jr.
116 Lakewood Drive	116 Lakewood Drive
Thomasville, Georgia, 31792	Thomasville, GA. 31792
The Board	SECRETARY/VICE CHAIRMAN OF THE BOARD

Acceptance Signified by Attached Document:	Signature: /s/ Ormand E. Hunter, Jr.
"ACTION BY WRITTEN CONSENT OF THE
BOARD OF DIRECTORS OF GLOBALTECH	Printed Name: Ormand E. Hunter, Jr.
HOLDING, INC."	Title: SECRETARY/VICE CHAIRMAN OF THE BOARD
Date: February 12th, 2016	Date: February 12, 2016

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